Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of September 11, 2003 (the “Effective Date”), by and between John Dorman (the “Executive”) and Digital Insight Corporation, a Delaware corporation (the “Company”).

RECITALS

The Executive and the Company entered into a letter agreement dated September 2, 1998 (the “Prior Agreement”), pursuant to which the Executive became the Company’s Chief Executive Officer on October 1, 1998. As of the September 8, 2003 (“Transition Date”), the Executive ceased to be the Chief Executive Officer of the Company. Nevertheless, the Company desires that the Executive continue to be employed by the Company on a full-time basis in the capacity described below from the Transition Date through December 31, 2004, on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment during that period of time on such terms and conditions. Accordingly the Company and the Executive desire to set forth the terms and conditions of such continued employment in this Agreement, which shall completely and totally supersede the Prior Agreement.

AGREEMENT

The Executive and the Company agree as follows:

1.	Duties.

1.1	Retention. The Company does hereby engage, reassign and employ the Executive in a special non-officer position with the title Transition Advisor, reporting to the Chief Executive Officer of the Company (the “Chief Executive Officer”), and the Executive does hereby accept and agree to such engagement, reassignment and employment, effective as of the Transition Date. The Executive shall have the duties, responsibilities and authorities as determined and assigned by the Chief Executive Officer in his or her discretion from time to time, including advising the Chief Executive Officer with respect to business development, corporate strategy and planning and other special projects, and any other reasonable duties determined by the Chief Executive Officer.

1.2	No Other Employment. During the Executive’s employment by the Company, the Executive shall devote substantially all of his business time, energy, and skill to the performance of his duties for the Company.

1.3	No Breach of Contract. The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which the Executive is a party or otherwise bound. The Company hereby represents to the Executive that it is authorized to enter into this Agreement and that the execution and delivery of this Agreement to the Executive and the employment of the Executive hereunder shall not constitute a breach of, or otherwise contravene, the terms of any law, agreement or policy by which it is bound.

2.	Term of Employment.

Executive’s employment with the Company under this Agreement shall commence as of the Transition Date and shall terminate on December 31, 2004 (the “Expiration Date”), unless terminated earlier by the Company or the Executive pursuant to Sections 5, 6 or 7 (the “Term”).

3.	Compensation.

3.1	Base Salary. The Executive’s Base Salary shall continue at a rate of $30,833.33 monthly, paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly.

3.2	Annual Bonus. For calendar year 2003 Executive shall be eligible to participate in, and receive his bonuses under, the 2003 executive management incentive program subject to the terms therein, including his individual performance goals and payouts, and without setoff or reduction by virtue of this Agreement or change in title, except to the extent required under that memorandum from Michael Hallman to you dated May 15, 2003. The target bonus for calendar year 2003 will be an amount equal to 60% of Executive’s Base Salary. The Executive agrees that he shall be paid no bonus for the calendar year 2004.

3.3	Equity Compensation.

3.3.1	Current Options.

(i)	Option Grant Dated April 26, 2000. The Stock Option Agreement for the April 26, 2000 grant to the Executive of an option to purchase 37,500 shares of the Company’s common stock at an exercise price of $35.00 per share is hereby amended to extend the period following the Executive’s termination of employment with the Company during which such option may be exercised from three (3) months to two (2) years.

(ii)

Option Grants Dated May 4, 2001 and May 28, 2002. Provided that the Executive remains employed by the Company through the Qualifying Date (defined below) and executes and delivers a release in a form satisfactory to the Company, the Company agrees that the Stock Option Agreements each dated May 4, 2001 with the Executive for options to purchase an aggregate of 75,000 shares of the Company’s common stock at an exercise price of $13.23 per share (the “2001 Options”) and the Stock Option Agreement dated May 28, 2002 with the Executive for options to purchase 100,000 shares of the Company’s common stock at an exercise price of $14.15 per share (the “2002 Option”) are amended to provide that the 2001 Options and the 2002 Option shall become fully exercisable effective on December 31, 2004. The “Qualifying Date” shall mean the earliest of: (A) the Expiration Date, (B) the date of the Executive’s Death or Disability as set forth in Section 5, or (C) the effective date of the Executive’s termination upon (I) a termination without Cause by the Company as set forth in Section 6, or (II) a termination with Good Reason by the Executive as set forth in Section 7. The remaining terms of the Stock Option Agreements for the 2001 Options and the 2002 Option, including without limitation, the post-termination exercise period provisions, shall not be affected or changed by this Agreement.

3.3.2	No Subsequent Option Grants. The Executive will not be eligible for any additional grants of stock options.

4.	Benefits.

4.1	Pension, Health and Welfare. While the Executive is employed hereunder, he shall be entitled to participate in all employee pension, health and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time.

4.2	Reimbursement of Business Expenses

The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s expense reporting policy.

4.3	Vacation. The Executive will be exempt from the normal limits on vacation and paid time off that are defined in the Company’s policies in its Employee Handbook, and the Company will not accrue vacation or paid time off for the Executive. The Executive may take as much time off as needed at his own discretion, subject only to the approval of the Chief Executive Officer which shall not be unreasonably withheld or delayed.

5.	Death or Disability.

5.1	Definition of Disabled and Disability. For purposes of this Agreement, the terms “Disabled” and “Disability” shall mean the Executive’s inability, because of physical or mental illness or injury, to perform his customary duties pursuant to this Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days as determined by an approved medical doctor. For purposes hereof, an approved medical doctor shall mean a doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

5.2	Termination Due to Death or Disability. If the Executive dies or becomes Disabled while employed hereunder, this Agreement and the Executive’s employment shall automatically cease and terminate as of the date of the Executive’s death or the date of Disability (which date shall be determined under Section 5.1 above, and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Executive’s employment due to his death or Disability, the Executive (or, in the event of his death, his estate) shall be entitled to receive:

(i)	a lump sum cash payment, payable within ten (10) business days after the date of death or the Disability Date, equal to the sum of (A) any accrued but unpaid Base Salary through the later of (I) the date of death or the Disability Date or (II) December 31, 2003, and (B) the bonus described in Section 3.2 for 2003 if not paid prior to the date of death or the Disability Date; and

(ii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company.

6.	Termination by the Company.

6.1	Termination For Cause.

6.1.1	Definition of Termination with Cause. A termination of the Executive’s employment by the Company for cause (“Cause”) shall mean the termination of the Executive’s employment by the Chief Executive Officer for any of the reasons listed below but, except in the case of the reason set forth in (v) below, only after written notice by the Chief Executive Officer stating the reason for the proposed termination for Cause and the Executive’s failure to cure within thirty (30) days of receipt of such notice:

(i)	any act of misconduct in the performance of the Executive’s duties that is intended to result in, or does result in, (A) his substantial personal enrichment or (B) material injury to the Company;

(ii)	dishonesty by the Executive in the performance of the Executive’s duties that is intended to result in, or does result in, (A) his substantial personal enrichment or (B) material injury to the Company;

(iii)	any willful failure by the Executive to attend to his duties under this Agreement;

(iv)	any material breach of this Agreement; or

(v)	the Executive’s conviction of or pleading guilty or nolo contendere to any felony or misdemeanor involving, theft, embezzlement, dishonesty or moral turpitude.

6.1.2

Entitlements and Obligations Upon a Termination for Cause. If the Executive’s employment is terminated for Cause, the termination shall be effective on the last day of the thirty-day cure period, except in the case of a termination for the reason described in Section 6.1.1(v), in which case the termination shall be effective on the date the Company gives the Executive written notice of termination. In the event of the termination of the Executive’s employment hereunder due to a termination by the Company for Cause, then the Executive shall resign and shall be deemed to have resigned from the Board of Directors if he is then serving as a director, and the Executive shall be entitled to receive:

(i)	a lump sum cash payment, payable within ten (10) business days after the date of termination of the Executive’s employment, equal to the amount of any accrued but unpaid Base Salary as of the date of such termination; and

(ii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company.

6.2	Termination Without Cause. If the Executive’s employment is terminated by the Company without Cause, the termination shall be effective on the thirtieth (30th) day following written notice of such termination to the Executive. In the event of such termination without Cause, then, subject to the Executive’s execution and delivery of a release in a form acceptable to the Company, the Executive shall be entitled to:

(i)	a lump sum cash payment, payable within ten (10) business days after the date of termination of the Executive’s employment, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of such termination and (B) the bonus described in Section 3.2 for 2003 if not paid prior to such termination;

(ii)	a monthly severance payment in each month following the date of the Executive’s termination of employment through December of 2004, the amount of each such payment to equal the Executive’s monthly Base Salary;

(iii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company; and

(iv)	acceleration of the vesting of the 2001 Options and the 2002 Option on December 31, 2004 as set forth in Section 3.3.1(ii).

7.	Termination by the Executive.

7.1	Termination Without Good Reason. If the Executive voluntarily terminates his employment with the Company without Good Reason, the termination shall be effective at the end of the thirty-day notice period. If the termination of employment is without Good Reason, then the Executive shall promptly resign and shall be deemed to have resigned from the Board of Directors if he is then serving as a director, and the Executive shall have the same entitlements as provided in Section 6.1.2 in the case of a termination by the Company for Cause.

7.2	Termination With Good Reason.

7.2.1	Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean any reduction in the level of the Executive’s monthly base salary, unless all executives take a cut in base salary in equal or greater proportions.

7.2.2	Entitlements Upon a Termination with Good Reason. If the Executive terminates his employment with Good Reason, the termination shall be effective at the end of the thirty-day cure period. Upon such termination of his employment with Good Reason in accordance with Section 7.2.1 hereof, the Executive shall, subject to the Executive’s execution of a release in a form acceptable to the Company, have the same entitlements as provided under Section 6.2 for a termination by the Company without Cause.

8.	Non-Competition.

The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, the amount of sensitive and confidential information involved in the discharge of his former and present positions with the Company, and the harm to the Company that would result if such knowledge or expertise was disclosed or made available to a competitor, and accordingly agrees that during the period that he is receiving payments under this Agreement, he shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of the Company. The Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section if such activity were carried out by the Executive and, in particular, the Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement. In the event that the Executive breaches the provisions of this Section 9, the severance benefits under section 6.2 or 7.2.2, whichever is applicable, shall immediately terminate, the Executive shall cease to be entitled to any additional payments under this Agreement, and all stock options shall cease to be exercisable.

9.	Confidentiality.

The Executive agrees to maintain the confidentiality of all confidential and proprietary information of the Company at all times (both during and after his employment with the Company) and agrees that the Employee Nondisclosure Agreement entered into between the Company and the Executive on October 20, 1998 (the “Employee Nondisclosure Agreement”) shall remain in effect during the Term of this Agreement.

10.	Antisolicitation.

The Executive promises and agrees that, for a period of twelve (12) months following his termination of employment, he will not influence or attempt to influence suppliers or customers of the Company hereunder, either directly or indirectly, to divert their business away from the Company to any individual, partnership, firm, corporation or other entity then in competition with the Company.

11.	Soliciting Employees.

The Executive promises and agrees that, for a period of twelve (12) months following termination of his employment hereunder, he will not directly or indirectly solicit any person who is then an employee of the Company to leave the employ of the Company.

12.	Cooperation in Litigation.

The Executive agrees that he will cooperate with the Company in any litigation that arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Company.

13.	Indemnification.

The Company agrees that the Indemnification Agreement entered into between the Company and the Executive on June 21, 1999 (the “Indemnification Agreement”) shall remain in effect during the Term of this Agreement.

14.	Assignment.

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and; provided, further, that the Executive may assign his rights to compensation and benefits by will or by operation of law or pursuant to Section 26.

15.	Governing Law.

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

16.	Entire Agreement.

This Agreement, the Employee Nondisclosure Agreement and the Indemnification Agreement represent the entire agreement of the parties hereto respecting the matters within their scope and supersede the Prior Agreement and all other prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, other agreements, proposals or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

17.	Modifications.

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

18.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

19.	Number and Gender.

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

20.	Section Headings.

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

21.	Resolution of Disputes.

Any controversy arising out of or relating to the Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Los Angeles County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court), and each shall separately pay its counsel fees and expenses unless otherwise provided by law; provided, however, that if the Executive prevails, the arbitrator may award the Executive reasonable attorneys’ fees.

22.	Severability.

In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement that violate such statute or public policy shall be stricken, and all portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

23.	Notices.

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(i)	if to the Company:

Digital Insight Corporation

26025 Mureau Road

Calabasas, California 91302

Attention: Chair, Compensation Committee of the Board of Directors

(ii)	if to the Executive:

John Dorman

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Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered or five (5) business days after being mailed in accordance with the foregoing.

24.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

25.	Withholding Taxes.

The Company may withhold from any amounts payable under this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

26.	Beneficiaries.

The Executive shall be entitled, to the extent permitted under any applicable law and to the extent permitted under any benefit plan or program maintained by the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof in accordance with the terms of such plan or program. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

27.	Survival.

Upon the termination of this Agreement, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 15, 21, 22, and 23 shall survive.

IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY

Digital Insight Corporation,
a Delaware corporation

By:	/s/ Jeffrey Stiefler
Jeffrey Stiefler
Chairman, President and Chief Executive Officer

THE EXECUTIVE

/s/ John Dorman
John Dorman